Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

BULLETIN!                          BULLETIN!                          BULLETIN!

SuperGen will hold a telephone conference call today, Thursday, April. 20, 2006 at 4:30 p.m. (EST) / 1:30 p.m. (PST).
Dr. James Manuso, Chairman, President and Chief Executive Officer; Edward Jacobs, Chief Operating Officer; and Michael Molkentin, Chief Financial Officer, will discuss issues and answer questions relating to this news release. Those wishing to participate in the call should call 800-561-2693 (international callers dial 617-614-3523) at approximately 4:20 p.m. (EST). The passcode for the call is 98828040. Those not wishing to participate may listen to the live webcast of the conference call by visiting www.supergen.com. Upon conclusion, an audio recording of the call will be available on SuperGen’s web site for 90 days.

SuperGen Reports 2006 First Quarter Financial Results

Nipent® (pentostatin for injection) Net Product Sales for Quarter
Increase to $2.5 million or 196% from the Same Prior Year Period

DUBLIN, Calif., April 20, 2006 - SuperGen Inc. (NASDAQ: SUPG) today reported financial results for the first quarter ended March 31, 2006.

Total revenues for the 2006 first quarter were $2.9 million compared with $4.4 million for the same prior year period.  Total revenues for the 2006 first quarter include net product revenue of $2.9 million compared with $1.0 million for the same prior year period.  Net product revenue for the 2006 first quarter includes Nipent® (pentostatin for injection) sales of approximately $2.5 million compared with $838,000 for the same prior year period.  The increase in product shipments is due to the successful impact of various programs developed and implemented by the Company’s commercial organization over the past year.  Total revenues for the 2005 first quarter included $2.5 million of development and license revenue for recognition of deferred revenue related to an upfront payment received and $700,000 of reimbursable development costs pursuant to the license agreement entered into with MGI PHARMA in September 2004, which granted MGI exclusive rights to the development, manufacture, commercialization and distribution of Dacogen™ (decitabine) for injection.  There were no development and license revenues in the 2006 first quarter.

Total costs and operating expenses for the 2006 first quarter were $10.1 million compared with $11.7 million for the same prior year period.  The primary reason for the decrease in total costs and operating expenses for the 2006 first quarter was a continuing decrease in development and regulatory expenses associated with the OrathecinTM (rubitecan) capsules, Dacogen and other development programs offset by higher cost of product revenue resulting from an increase in product shipments, and the recognition of a non-cash charge for the estimated fair value of employee stock options due to the adoption of SFAS 123R on January 1, 2006.

The Company reported a loss from operations for the 2006 first quarter of $7.2 million compared with $7.3 million for the same prior year period.  The Company reported a net loss for the 2006 first quarter of $12.2 million, or $0.24 per share, compared with a net loss of $6.9 million, or $0.13 per share, for the same prior year period.  The increase in the net loss for the 2006 first quarter is primarily due to a decrease in development and license revenue, expensing of a non-cash charge for employee stock options and a non-cash charge for a change in the valuation of derivatives offset by an increase in net product revenues, a decrease in overall costs and operating expenses and a gain on the disposition of an equity investment related to the exercise of outstanding warrants to purchase shares of AVI BioPharma, Inc. common stock that the Company owned when compared to the same prior year period.  Included in the 2006 first quarter loss is a non-cash charge for a change in valuation of derivatives of $6.3 million, a non-cash charge of $690,000 to operating expenses for the fair value of employee stock options due to the adoption of SFAS 123R on January 1, 2006 and a gain of $780,000 representing the difference between the carrying value of a Company equity investment and the proceeds received from the exercise of outstanding warrants issued to certain previous note holders of the convertible debt instruments executed in 2003 to purchase shares of AVI BioPharma, Inc.’s common stock at an exercise price of $5.00 per share.

As of March 31, 2006, the Company had approximately $48.7 million in unrestricted cash, cash equivalents and marketable securities.

Recent Corporate Events:

•                  January 2006:  The Company announced it withdrew its MAA for Orathecin from the European Medicines Agency (EMEA).  Orathecin is the Company’s investigational drug being developed for the treatment of patients with pancreatic cancer.

•                  March 2006:  The Company announced that an article entitled, “Pentostatin, Cyclophosphamide, and Rituximab is an Active, Well-Tolerated Regimen for Patients With Previously Treated Chronic Lymphocytic Leukemia,” appearing in the April issue of the Journal of Clinical Oncology, was published ahead of print on March 6, 2006.  Mark A. Weiss and colleagues at the Cleveland Clinic and Memorial Sloan Kettering Cancer Center’s research findings demonstrated higher response rates and similar or less toxicity using a three-drug combination therapy of pentostatin, cyclophosphamide and rituximab (PCR) for previously treated patients with Chronic Lymphocytic Leukemia (CLL) or other low-grade B-cell neoplasms.

•                  April 2006:  The Company announced the completion of its previously announced acquisition of Montigen Pharmaceuticals, Inc., a privately-held, oncology-focused drug discovery and development company located in Salt Lake City, Utah on April 4, 2006.  The Company acquired all of the outstanding capital stock of Montigen for $9.0 million in cash and $9.0 million in shares of SuperGen common stock.  The Company is obligated to pay the Montigen stockholders an additional $22.0 million in shares of our common stock contingent upon achievement of specific regulatory milestones.  The acquisition is intended to enhance the Company’s future product development pipeline.  Montigen’s assets include its research and development team, CLIMB™, its proprietary drug discovery technology platform and optimization process and late-stage pre-clinical compounds targeting aurora-A kinase and members of the tyrosine kinase receptor family.  The Company believes one of the Montigen compounds may be the subject of a pre-IND meeting at the FDA later this year.

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the, discovery, acquisition, rapid development and commercialization of therapies for solid tumors, hematological malignancies and blood disorders.  SuperGen’s portfolio includes Orathecin™ (rubitecan) capsules, an investigational drug intended for the treatment of pancreatic cancer, Nipent® (pentostatin for injection), Mitomycin, and Surface Safe® cleaner.  In addition, a number of aurora-A tyrosine kinase inhibitors and DNA methyltransferase preclinical products are under development.  For more information about SuperGen, please visit http://www.supergen.com.

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These forward-looking statements include statements regarding Montigen’s ability to generate pre-clinical development candidates for selection into clinical testing, the expectation that the Montigen products will be the subject of a pre-IND meeting later this year, and the possible creation of opportunities for future commercialization of compounds.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to, risks and uncertainties related to the ability of Montigen to accelerate its research productivity and maximize the value of its developmental drugs as a result of the acquisition, the ability of Montigen to identify viable pre-clinical candidates and their ability to be ready for a pre-IND meeting.  In general, our future success is dependent upon numerous factors, including obtaining regulatory approval of Orathecin and Dacogen, conducting and completing clinical trials and obtaining regulatory approval of our other products and product candidates, and the successful commercialization of our products, if approved.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including the report on Form 10-K for the year ended December 31, 2005.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Timothy L. Enns	Sharon Weinstein
SuperGen, Inc.	Noonan/Russo
SVP, Corporate Communications & Business Development Tel: (925) 560-0100 x111	Director of Investor Relations Tel: (212) 845-4271
E-mail: tenns@supergen.com	E-mail: sharon.weinstein@eurorscg.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow…

SUPERGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three months ended
	March 31,
	2006	2005
	(Unaudited)
Revenues:
Net product revenue	$2,884	$1,015
Development and license revenue from MGI PHARMA, Inc.	—	3,225
Distribution agreement revenue	—	167
Total revenues	2,884	4,407

Costs and operating expenses:
Cost of product revenue	548	300
Research and development	3,021	5,124
Selling, general, and administrative	6,493	6,258
Total costs and operating expenses	10,062	11,682

Loss from operations	(7,178)	(7,275)

Interest income	536	372
Gain on disposition of investment in AVI BioPharma stock resulting from exercise of warrant	780	—
Change in valuation of derivatives	(6,326)	—
Net loss	$(12,188)	$(6,903)

Basic and diluted net loss per common share	$(0.24)	$(0.13)
Weighted average shares used in basic and diluted net loss per common share calculation	51,758	51,142

SUPERGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$48,422	$47,664
Accounts receivable, net	675	5,576
Development revenue receivable from MGI PHARMA, Inc.	—	550
Inventories	1,320	1,439
Prepaid expenses and other current assets	1,796	1,407
Total current assets	52,213	56,636

Marketable securities, non-current	238	147
Investment in stock of related parties	880	673
Due from related parties, non-current	52	52
Property, plant and equipment, net	2,760	2,907
Goodwill	731	731
Other intangibles, net	194	290
Restricted cash and investments, non-current	20,455	11,805
Other assets	30	30
Total assets	$77,553	$73,271

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$2,532	$3,391
Derivative liability	8,143	1,817
Payable to AVI BioPharma, Inc.	565	565
Accrued payroll and employee benefits	2,421	2,269
Total current liabilities	13,661	8,042

Deferred rent	965	972
Total liabilities	14,626	9,014

Stockholders’ equity	62,927	64,257
Total liabilities and stockholders’ equity	$77,553	$73,271